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                                                                   EXHIBIT 10.38

                              SETTLEMENT AGREEMENT

         This Settlement Agreement, dated as of September 6, 2002, is made and entered by and among the following parties: (i) the States of New York and Illinois (as defined below) (on behalf of themselves and as parens patriae on behalf of natural persons residing in those States), by and through their Attorneys General; and (ii) Salton, Inc, by and through its counsel of record. This Settlement Agreement is intended by the parties to fully, finally, and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions set forth below and as authorized by State law. Capitalized terms are defined below.

         The terms of this Agreement shall be available to all States, the District of Columbia and the Commonwealth of Puerto Rico as provided under the terms of Section XI of this Agreement.

I. BACKGROUND

         A. On the basis of an investigation conducted by certain State Attorneys General, prior to the Litigation, into possible anti-competitive conduct by Salton, the Plaintiff States intend to file a Complaint against Salton for damages, injunctive and related relief. In summary, the Complaint will allege that: (1) Salton entered into vertical agreements with, or otherwise coerced by unlawful means, retailers to fix the resale price at which they sold Salton Contact Grills; and (2) Salton entered into agreements with retailers, or otherwise engaged in anti-competitive conduct, that resulted in retailers declining to sell non-Salton Contact Grills. Salton contests, and does not admit, these allegations.

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         B. The Parties have determined it to be in their best interests to resolve this dispute and enter into the Settlement Agreement.

         C. The Parties consent to the jurisdiction and venue of the United States District Court for the Southern District of New York for the Litigation.

         D. Therefore, the Plaintiff States, by and through their Attorneys General, and Salton, by and through its counsel, agree that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed on the merits and with prejudice, as to all Parties, upon and subject to the terms and conditions of this Settlement Agreement, as follows:

     II. DEFINITIONS

         As used in this Settlement Agreement, the following terms shall have the meanings specified below:

         A. "Appeals Period" means the longer of: 1) the time in which an appeal from the Final Approval Order may be filed under the Federal Rules of Civil Procedure; or 2) the time by which the Final Approval Order is affirmed by a Court of Appeals.

         B. "Complaint" means the complaint against Salton referred to in Paragraph I.A, alleging violations of the Sherman Act, Clayton Act and state statutes, as well as any amended complaints.

         C. "Contact Grills" means two-sided electric grilling appliances made for

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indoor use.

         D. "Court" means the court with jurisdiction over the Litigation.

         E. "Distribution Plan" means the plan or method of allocation of the Settlement Fund among the Plaintiff States on behalf of Represented Consumers.

         F. "Escrow Agent" means an agent mutually agreed to by the Parties, whose duties are described in section VII below.

         G. "Escrow Agreement" means the agreement to be entered into between the Plaintiff States and the Escrow Agent, consistent with the terms of this Agreement.

         H. "Final Approval Order" means an Order issued after the conclusion of the Notice Period, which has not been reversed or set aside on appeal: (1) that the settlement set forth in the Settlement Agreement is approved finally as fair, reasonable and adequate; and (2) that the Judgment substantially in the form attached as Exhibit A shall be entered.

         I. "Judgment" means the judgment to be entered by the Court in the Litigation, substantially in the form attached as Exhibit A.

         J. "Lead Counsel" means the Attorneys General of New York and Illinois.

         K. "Litigation" means the legal action embodied in the Complaint.

         L. "National Population" shall mean the population of the fifty United States, the District of Columbia and the Commonwealth of Puerto Rico, as calculated by the most recent estimates of the United States Census Bureau.

         M. "Non-Refundable Portion" shall mean any portion of the payment required

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by paragraph III.E ("the III.E Payment"), not to exceed $50,000, reasonably expended on administrative or other costs concerning the Litigation, including any costs incurred in seeking a Preliminary or Final Approval Order, or defending either such Order on appeal, as well as any tax payments made by the Plaintiff States on the III.E Payment.

         N. "Notice" means the notice required under 15 U.S.C.ss.15c(b).

         O. "Notice Period" means the time period set by the Court, during which counsel for the Plaintiffs are required to disseminate Notice to the Represented Consumers.

         P. "Parties" means, collectively, the Plaintiff States and Salton.

         Q. "Plaintiff States" means the States of New York and Illinois, and any other States, the District of Columbia or Puerto Rico that enter into this Agreement as provided in Section XI.

         R. "Preliminary Approval Order" means an Order substantially in the form contained in Exhibit B.

         S. "Released Claims" means all claims identified in the release appended as Exhibit C.

         T. "Represented Consumers" means all natural persons residing in the Plaintiff States who purchased Salton Contact Grills during the period from January 1, 1998 to the date of this Settlement Agreement, but excluding those persons who timely and validly request exclusion from the Settlement Agreement in response to the Notice.

         U. "Salton" means Salton, Inc. and all of its successors, assigns, parents,

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subsidiaries, divisions, officers, directors, employees, agents, representatives, related or affiliated entities, and any other person acting on its behalf.

         V. "Salton Contact Grills" means any Contact Grill manufactured, sold or offered for sale by Salton in the United States, and/or the U. S. territories or possessions.

         W. "Salton Corporations" means Salton, Inc. and/or its successors, assigns, parents, subsidiaries, divisions, and affiliated corporate entities.

         X. "Settlement Agreement" means this agreement and all its exhibits.

         Y. "Settlement Account" means an account that is the property of Plaintiff States, which the Plaintiff States shall establish to hold the Settlement Fund until such time as the Settlement Fund is fully withdrawn by Plaintiff States under the Escrow instructions set forth in the Agreement.

         Z. "Settlement Fund" or "Fund" means the $8 million referred to in Paragraph III.A, as adjusted in accordance with Paragraph III.D, together with any accrued interest.

         III. MONETARY PAYMENT

                  A. Salton shall pay the Plaintiff States the sum of $8 million, as adjusted in accordance with Paragraph III.C, which shall constitute the Settlement Fund. Salton shall pay this sum by certified check or wire transfer in accordance with the following schedule:

                           1. Salton shall pay Plaintiff States the sum of $1
                  million, 31 days

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                  after the Court has issued a Final Approval Order to a
                  settlement in accord with the terms of this Settlement Agreement, or March 1, 2003, whichever is sooner.

                           2. Salton shall pay Plaintiff States the sum of $3.5
                  million, on or before March 1, 2003.

                           3. Salton shall pay the Plaintiff States the sum of
                  $3.5 million on or before March 1, 2004.

                           4. All payments made to Plaintiff States under this
                  Agreement may be made by certified check or wire transfer to either Lead Counsel, on behalf of Plaintiff States. Upon receipt of any payment under paragraph III.A., the Plaintiff States shall deposit the payment in the Settlement Account. Withdrawal of all or part of the Settlement Fund from the Settlement Account shall be controlled by the Escrow Agent in accordance with this Agreement.

                           5. The Escrow Agent shall pay the funds in the
                  Settlement Account to the Plaintiff States as follows: a) upon receipt of written notification by the Plaintiff States that Salton has made each of the payments called for in paragraph III.A.1 through 3 of the Agreement, or on the date on which the Appeals Period ends, whichever is later, b) upon receipt of written notification by Plaintiff States that they have declared an


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                  Acceleration pursuant to paragraph III.C ; c) upon receipt of written notification by Plaintiff States that delivery of the releases to Salton is not possible, because Salton has ceased to exist and has no successor; or d) at any other time upon receipt of written notification by the Plaintiff States directing the Escrow Agent to deliver the releases to Salton. In making payment under the preceding sentence, the Escrow Agent shall comply with such further directions as the Plaintiff States may in their sole discretion give regarding the recipients to receive payments, and the amounts to be paid to them. Any written notification under this section shall be made promptly, and may be signed by Lead Counsel on behalf of Plaintiff States.

                  B. The Settlement Fund shall be used to make the distribution described in Section V. Each Plaintiff State may, in its sole discretion, determine whether to carry out the distribution upon receipt of its entire share of the Settlement Fund, or any portion thereof, as soon as practicable. The Settlement Fund may further be used by the Plaintiff States, in their sole discretion, to pay for administration, and other costs of this settlement, in excess of the moneys otherwise provided for such purposes under the terms of this Agreement.

                  C. If Salton does not make a payment required by this Agreement by the required dates, it shall pay interest to the Plaintiff States at the rate of 10% per annum on the unpaid amount from the date payment was due and the Plaintiff States shall have the right, in their

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sole discretion, to declare the entire unpaid balance due and owing (an
"Acceleration") on the following conditions: (1) the Plaintiff States shall have notified Salton of their intention to declare an Acceleration in writing, by fax or overnight mail; and (2) Salton shall have failed to pay the entire amount (including interest) then owing within 15 days after the date of such notification. If an Acceleration is declared, Plaintiffs shall be entitled to a judgment for the entire unpaid balance, plus interest of at the rate of 10% per annum accruing from the date payment was due, and Salton shall not oppose any application for such a judgment. The Plaintiff States shall be entitled, as part of an award in their favor in any action or proceeding to enforce such a judgment, to recover reasonable attorneys' fees and costs incurred to obtain such award, and to defend such award on appeal.

                  D. The sum payable by Salton under Paragraph III.A shall be reduced proportionately by the percentage of the National Population living in those States, the District of Columbia and Puerto Rico that do not enter into this Agreement. Any such pro rata reduction shall be deducted from each of the payments owed by Salton, in proportion to the amount that each such payment bears to $8 million.

                  E. Salton shall pay the sum of $200,000 to the Plaintiff States, in addition to the sums paid under Paragraph III.A, as full and complete payment of all claims by the States for fees, costs and administrative expenses incurred in the Plaintiff States' investigation and Litigation, within 7 days of the signing of the Settlement Agreement with Lead Counsel. Such payment shall be apportioned among the Plaintiff States in their sole discretion, and such apportionments shall then

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be used by the Plaintiff States for one or more of the following purposes, as determined by the Attorney General of each such State at his or her sole discretion and as otherwise consistent with the laws of his or her respective
State:

                           1. Reimbursement of attorneys' fees incurred by such
State;

                           2. Antitrust or consumer protection enforcement by
the Attorney General of such State;

                           3. Deposit into a State antitrust or consumer
protection account (e.g., a revolving account or trust account), for use in accordance with the State law governing that account; or

                           4. Deposit into a fund exclusively dedicated to
assisting the State Attorney General to defray the cost of experts, economists, and consultants in state or multistate antitrust investigations and litigations.

                  F. The costs and fees to be paid by Salton in accordance with Paragraph III.E shall not include any costs or fees which may be sought in any action or proceeding to enforce the Judgment.

                  G. Salton agrees that if it defaults on any monetary payment required by this Agreement, Plaintiff States may, in their sole discretion, declare this Agreement null and void ab initio, seek vacatur of the Judgment, and bring an action seeking full restitution for all consumers and state agencies, including statutory interest and the full amount of treble damages and other remedies that would have been available to the Plaintiff States prior to entry of this Agreement, on the following conditions: (1) the Plaintiff States shall have notified Salton of their intention to declare a default in writing, by fax or overnight mail; and

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(2) Salton shall have failed to pay the amount in default within 15 days after the date of notification.

                  H. Salton is making all payments required in this Agreement solely as a means of resolving disputed claims for compensatory damages. Plaintiffs have not sought the imposition of criminal or civil fines or penalties (or payments in lieu thereof) as part of this Settlement. Payments hereunder do not constitute, nor shall they be construed as or treated as, payments in lieu of treble damages, fines, penalties, punitive recoveries or forfeitures.

                  I. Salton represents that, as of the date of this Settlement Agreement, it is not insolvent, nor will its payment of the Settlement Fund render Salton insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code.

                  J. Notification of a proposed bankruptcy filing by any one or more of the Salton Corporations shall be given to Plaintiff States at the earliest practicable date and no later than such notification is given to any other creditor but only if such notification would not impose an obligation on Salton to make a public announcement with respect to such development which would not otherwise be required by law or regulatory requirements.

                  K. If a case is commenced with respect to any Salton Corporation under the United States Bankruptcy Code, or a trustee, receiver or conservator is appointed under any similar law, and if a final order of a court of competent jurisdiction is entered determining the payment of the Settlement Fund and any accrued interest, or any portion thereof, by or on behalf of any Salton Corporation, to be a preference, voidable transfer, fraudulent transfer or similar transaction, and if pursuant to an order of a court of competent jurisdiction monies paid by any Salton Corporation pursuant to this Settlement Agreement are either not

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delivered or are returned to any Salton Corporation or the trustee, receiver, or conservator appointed by a court in any bankruptcy proceeding with respect to any Salton Corporation, the Plaintiff States may, at their sole discretion, declare the Release, Judgment and/or Settlement Agreement to be null and void as of the date and time immediately preceding the execution of the Settlement Agreement. Salton agrees to exclude, for statute of limitations purposes, any time from the filing of the complaint to the issuance of such an order, in any subsequent action arising out of the conduct set forth in the Complaint.

IV. JUDGMENT

                  A. Salton consents to, and the Plaintiffs agree to request, the entry of the Judgment set forth in Exhibit A by the Court in the Litigation. Entry of the Judgment in substantially the same form set forth in Exhibit A shall be a condition of this settlement.

V. SETTLEMENT DISBURSEMENTS AND CONSUMER DISTRIBUTION PLAN

                  Due to the impracticability of identifying affected purchasers of Salton Contact Grills referenced in the Complaint, potentially differing amounts of damages suffered by each purchaser, the high costs of administering a check refund program relative to the potential average award to individual purchasers, and other factors, the Settlement Fund will be used for distribution cy pres in lieu of consumer restitution. Plaintiffs shall request Court approval for disbursement of such portions of the Settlement Fund, as follows:

                  A. To ensure nationwide compensation to Represented Consumers, the Settlement Fund shall be disbursed in the following manner:



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                           1. Each Plaintiff State shall receive an allocation
                      of that State's share of the Settlement Fund based upon its percentage share of the total population of the United States, less any administrative cost incurred in the disbursement process.

                           2. Subject to Paragraphs V.B and V.C, each Plaintiff
                      State shall distribute its pro rata share of the Settlement Fund, in its sole discretion, either to the State; a political subdivision thereof; local government agency, department or instrumentality; or a not-for profit corporation and/or a charitable organization. Funds will be given with the express provision that they be utilized to benefit health or nutrition-related causes. If a portion of the Settlement Fund is provided to a State, political subdivision or other governmental entity, such funding will not be used to supplant or replace funding for any program, purchase or activity, and the budget of the State, political subdivision or other governmental entity will not be reduced to compensate for the award of this grant.

                  B. Each Plaintiff State's pro rata share of the Settlement Fund may be used to pay the reasonable costs of selecting the recipients of the distribution and of administering the distribution.

                  C. Within a time determined by the Court in the Preliminary Approval Order, the Plaintiffs shall submit their proposed Distribution Plan to the Court for its approval. A copy of the proposed Distribution Plan shall promptly be provided to Salton.

                  D. It is understood and agreed by the Parties that: (1) any proposed Distribution Plan is not a part of the Settlement Agreement and (subject to the Court's


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approval) is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in this Settlement Agreement; and (2) any order or proceedings relating to the Distribution Plan shall not operate to terminate or cancel the Settlement Agreement or affect the finality of the Court's Judgment approving the terms of the Settlement Agreement, or any other orders entered pursuant to the Settlement Agreement.

VI. NOTICE ORDER AND SETTLEMENT APPROVAL PROCESS

                  A. As soon as practicable after execution of this Settlement Agreement, the Plaintiff States will file a motion with the Court, which includes the Settlement Agreement and its exhibits, requesting entry of an Order substantially in the form of the "Preliminary Approval Order" appended as Exhibit B.

                  B. Within the time determined by the Court in the Preliminary Approval Order, Salton shall prepare a plan of notice which shall include notification utilizing Internet Web sites and publication. Lead counsel and all other Plaintiff States agree to cooperate with Salton in securing approval by the Court of its proposed plan to the extent it provides reasonable notice. Salton shall bear all costs of providing reasonable notice as ordered by the court in accordance with 15 U.S.C. ss. 15c(b). The costs of providing Notice shall include payment to a mutually agreed upon third party experienced in the preparation of notice plans, which can provide a submission to the Court attesting to the sufficiency of the Notice Plan.

                  C. The content of the required notice shall be in the form agreed to by the parties in Exhibit C hereto, subject to approval by the Court.


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                  D. The Notice Period shall commence within 90 days after
preliminary Court approval of the settlement and shall extend for 45 days unless otherwise ordered by the Court.

                  E. The notice or a Web link to such notice shall be posted on Web sites maintained, individually or collectively, by the Attorneys General of Plaintiff States, at no cost to Salton.

                  F. Within a time to be determined by the Court in the Preliminary Approval Order, the Plaintiff States shall file a motion seeking a Final Approval Order.

VII. SETTLEMENT ADMINISTRATION

                  A. Disposition of the Settlement Fund shall be governed by the terms of this Agreement and by the Escrow Agreement. The Escrow Agent shall invest the Settlement Fund (as deposited in the Settlement Account) in obligations of, or obligations guaranteed by, the United States of America or any of its departments or agencies, or in pre-refunded or escrowed municipal bonds which are federally insured, to obtain the highest available return on investment consistent with the preservation of principal, and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates.

                  B. The Escrow Agent shall disburse the Settlement Fund only pursuant to and consistent with the Court's orders, and/or with the terms of this Settlement Agreement.

                  C. Subject to direction of the Court, or written direction of the Plaintiff States, the Escrow Agent is authorized to execute such transactions on behalf of Plaintiff States as are consistent with the terms of this Settlement Agreement. The Plaintiff States shall deliver a copy of any written direction to Salton at least 3 days prior to the date any transaction authorized by such written direction is to be executed by the Escrow Agent.


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                  D. All funds paid into the Settlement Account shall be deemed and considered to be the property of the Plaintiff States, though their withdrawal may be limited by the Escrow Agent. The Escrow Agent may limit withdrawal from the Settlement Account only to the extent provided for in this Settlement Agreement and in the Escrow Agreement.

                  E. All costs of administering the Settlement Fund by the Escrow Agent shall be paid by Salton. Should the money held by the Escrow Agent, for any reason, be returned to Salton, the Plaintiff States shall have no liability for any taxes owed or paid, or to be owed or paid, on the Settlement Fund.

                  F. The Escrow Agent shall treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. ss. 1.468B-1. In addition, the Escrow agent and, as required, the Parties shall jointly and timely make such elections as necessary to carry out the provisions of this Section, including the "relation-back election" (as defined in Treas. Reg. ss. 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

                  G. For the purpose of ss. 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. ss. 1.468B-2 (k and l)). Such returns (as well as

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the election described in paragraph VII.F) shall be consistent with this section and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund. Should the money held by the Escrow Agent, for any reason, be returned to Salton, the Plaintiff States shall have no liability for any taxes owed or paid, or to be owed or paid, on the Settlement Fund.

VIII. RELEASES

                  A. Within 30 days of the issuance of the Final Approval Order, the Plaintiff States shall execute releases in the form attached hereto as Exhibit D, on behalf of themselves and Represented Consumers, expressly reserving all claims against any party except Salton. Those releases shall be held in escrow by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

                  B. The Escrow Agent shall deliver the releases: 1) to Salton, within seven days of the delivery of written notification by Plaintiff States pursuant to III.A.5.a. or d; or 2) to each individual Plaintiff State that executed the release, within seven days of the delivery of written notification by Plaintiff States pursuant to III.A.5.b or c. The releases shall be effective upon their delivery to Salton, except that any release delivered to Salton while any of the Salton Corporations is the subject of a bankruptcy proceeding (a "Bankrupt Entity") shall be effective as to a Bankrupt Entity only if all payments called for by Salton under this Agreement have been made by the date the release is delivered.

                  C. If a class action is certified against Salton under any federal or state

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antitrust or unfair acts, practices or competition law or other similar statute, law or regulation based on any of the Released Claims on behalf of Represented Consumers, then within thirty days of such certification, Salton may tender to the States an amount representing the total of Settlement Fund payments remaining unpaid allocable under Paragraph V.A.1. to the State or States whose residents are within the scope of the class certification order. Upon receipt of such amount, the releases referred to in Paragraph VIII.A executed by such State or States shall immediately become effective and shall be delivered to Salton by the Escrow Agent. Any payment by Salton pursuant to this paragraph shall not relieve Salton of its obligation under paragraphs III.A.1 through 3 of this Agreement except as to the amount paid.

IX. CONDITIONS OF SETTLEMENT AND EFFECT OF CANCELLATION

                  A. If Represented Consumers have filed with the Court valid and timely requests for exclusion ("Requests for Exclusion") in accordance with the provisions of the Preliminary Approval Order and the Notice, Plaintiff States shall promptly (but in no event later than 30 days before the hearing on final approval) provide Salton with copies of Requests for Exclusion. If the number of Requests for Exclusion exceeds 250,000 persons, Salton shall have 14 days after Salton is so notified by Plaintiff States to terminate the Settlement Agreement by providing written notification to Plaintiff States.


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                  B. Either the Plaintiff States or Salton may terminate this
Settlement Agreement by providing written notification to the other Party if, within 30 days of the filing of the initial Complaint, States accounting for 80% of the National Population, have not entered the Settlement Agreement. If neither Salton nor the Plaintiff States have exercised this option, any State may still opt into this Agreement, in accordance with Section XI, no later than 14 days prior to entry of the Preliminary Approval Order.

                  C. If the Settlement Agreement shall terminate under Section IX, or shall not become effective by reason of the absence of preliminary or final approval by the Court, within twenty (20) business days after written notification of such event is sent by counsel for Salton or Lead Counsel for the Plaintiff States: 1) the following shall be returned to Salton: a) the Settlement Fund; b) the III.E Payment, less both the Non-Refundable Portion and accrued interest; and 2) the releases shall be returned to the individual Plaintiff States that executed them.

X. NOTIFICATIONS

                  A. All notifications or other writings required or permitted under this Agreement shall be provided to the following addresses:

For Salton, Inc.:

Salton, Inc.
Attn.:  Chief Executive Officer
1955 West Field Court
Lake Forest, IL  60045

with a copy to:


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Alan H. Silberman, Esq.
Robert Joseph, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
233 South Wacker Drive
Chicago, IL  60606

For the Plaintiff States:

Antitrust Bureau
Office of the New York Attorney General
120 Broadway
26th Floor
New York, NY  10271

Antitrust Bureau
Office of the Illinois Attorney General
100 West Randolph Street
Chicago, IL  60601

                  B. Each Party shall provide the other notification, within seven days, of any change in its principal address. Salton will provide the Plaintiff States, within seven days, with notification of any change in corporate name and any merger, dissolution, or sale of all or substantially all of its assets.

XI. SIGN-ON

                  This Agreement may be entered into by the Attorney General of any State, including the Corporation Counsel of the District of Columbia and the Attorney General of Puerto Rico, who takes the following actions within 30 days of the filing of the Complaint:

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                  A. Signs an opt-in agreement and signature page which will be appended to the body of the Settlement Agreement to be filed with the Court; and

                  B. Designates Lead Counsel to represent such State, and either
1) agrees to be named as a plaintiff in the Complaint; or 2) is already named as a Plaintiff in the Complaint.

XII. MISCELLANEOUS PROVISIONS

                  A. The Parties (1) acknowledge that it is their intent to consummate this Settlement Agreement, and (2) agree to cooperate and exercise their best efforts to the extent reasonably necessary to effectuate and implement all terms and conditions of the Settlement Agreement. The Parties will exercise their best efforts to obtain entry of the Judgment by the Court, and to obtain affirmance of that Judgment and the Preliminary and Final Approval Orders on appeal. Unless otherwise provided, the Parties will not seek to appeal such entry or approval, modify the Judgment (or its terms), or take any action, directly or indirectly, which might prevent or delay entry of the Judgment, or result in its vacatur or reversal.

                  B. The Parties intend this Settlement Agreement to be a final and complete resolution of all disputes between them with respect to the Litigation. The Parties agree that the amount of the Settlement Fund, and the other terms of the Settlement, were negotiated in good faith by the Parties, and reflect a settlement that was reached voluntarily after full investigation, consultation with experienced legal counsel and arms-length negotiations. The Parties reserve their right to rebut, in a manner that such Party determines to be appropriate and as consistent with this Settlement Agreement, any contention made in any public forum

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that the Litigation was brought or defended in bad faith or without reasonable basis.

                  C. Neither the Settlement Agreement, nor any act performed or document executed pursuant to or in furtherance of the Settlement Agreement is or may be deemed to be or may be used as an admission of, or evidence of: (1) the validity of any Released Claim, or of any wrongdoing or liability of Salton, or (2) any fault or omission of Salton in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Salton may file the Settlement Agreement and/or the Judgment in any action that may be brought against it in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

                  D. The Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest.

                  E. The Settlement Agreement constitutes the entire agreement among the Parties and no representations, warranties or inducements have been made to any party concerning the Settlement Agreement other than the representations, warranties and covenants contained and memorialized in this Agreement. Except as otherwise provided in this Agreement, each Party shall bear its own costs.

                  F. Lead Counsel for the Plaintiff States and counsel for Salton are expressly authorized by the Plaintiff States and Salton to take all appropriate action required or permitted to be taken by the Parties pursuant to the Settlement Agreement to effectuate its terms.

                  G. Each counsel or other person executing the Settlement Agreement or release on

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behalf of any Party hereby warrants that such person has the full authority to do so.

                  H. The Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

                  I. The Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.

                  J. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms for the Settlement Agreement, and all Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Settlement Agreement.

                  K. All agreements made and orders entered during the course of the Plaintiff States' investigation or Litigation related to the confidentiality of information shall survive this Settlement Agreement.

                  L. The Settlement Agreement and any related documents shall be subject to, governed by and construed, interpreted and enforced pursuant to the laws of the State of New York, without giving effect to any conflict of law principles.

                  M. Nothing in the Settlement Agreement shall be construed as setting any precedent with respect to any State Attorney General.

                  N. This Agreement shall be binding on, and shall inure to the benefit of, the Parties. The Parties expressly disclaim any intention to create rights under this Agreement which may be enforced by any other person under any circumstances, except to the extent required by the exercise of the Plaintiff States' parens patriae authority under 15 U.S.C. ss. 15c.

Dated: September 6, 2002

FOR SALTON:



Alan H. Silberman, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
233 South Wacker Drive
Chicago, IL  60606

COUNSEL FOR SALTON, INC.


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
FOR THE OFFICE OF THE NEW YORK ATTORNEY GENERAL



Jay Himes, Esq.
Chief
Antitrust Bureau
Office of the New York Attorney General
120 Broadway
26th Floor
New York, NY  10271

FOR THE OFFICE OF THE NEW YORK ATTORNEY GENERAL


------------------
Jay Himes, Esq.
Chief
Antitrust Bureau
Office of the New York Attorney General
120 Broadway
26th Floor
New York, NY  10271

FOR THE OFFICE OF THE ILLINOIS ATTORNEY GENERAL

------------------
Blake Harrop
Assistant Attorney General
100 West Randolph Street
Chicago, IL 60601
(312) 814-3772

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